UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 16, 2005

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

CoTherix, Inc. (the “Company”) is updating two components of its guidance from that provided in its Form 10-Q for the quarter ended June 30, 2005 (the “Form 10-Q”). For the year ending December 31, 2005, the Company expects net product sales for Ventavis to be between $18.0 million and $20.0 million. The Company also expects total combined cash and investments to be in the range of $34.0 million to $39.0 million at the end of 2005. As previously discussed in the Company’s Form 10-Q, the Company expects cost of goods sold to be in the range of 26% to 30% of net product sales. The Company also continues to expect that total operating expenses (at these projected sales levels and excluding costs of goods sold) will be between $50.0 million and $55.0 million. These amounts assume recognition of certain costs that will be incurred if the FDA clears Profile’s 510(k) application for the use of the I-neb pulmonary drug delivery device for administration of Ventavis. Upon such approval, the Company will record estimates of the costs to transition patients to the new device and will write-down certain Ventavis inventory.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2005

CoTherix, Inc.

By:	/s/ Christine E. Gray-Smith
Christine E. Gray-Smith
Executive Vice President and Chief Financial Officer